EXHIBIT 5

May 15, 2003

Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois 60462

Re:	Registration Statement on Form S-4

        Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-4 filed by Andrew Corproation (the "Company") with the Securities and Exchange Commission on or about March 31, 2003, as amended on May 15, 2003, (as such may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 72,188,753 shares of Company common stock, par value $.01 per share and 1,000,000 shares of Company Series A 7.75% convertible preferred stock, no par value (collectively, the "Shares"), which are to be issued in exchange for common shares and Series D 7.75% convertible preferred shares of Allen Telecom Inc. a Delaware corporation ("Allen"), as described in the Registration Statement.

        We have acted as counsel for the Company in connection with this transaction. As such, we have examined the proceedings taken and are familiar with the proceedings to be taken by you in connection with the issuance by the Company of the Shares. The opinions hereinafter expressed are subject to the following qualifications:

(a)
We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

(b)
We express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

(c)
This opinion is qualified by the limitations imposed by statutes and principles of law and equity that provide that certain covenants and provisions of agreements are unenforceable where such covenants or provisions are unconscionable or contrary to public policy or where enforcement of such covenants or provisions under the circumstances would violate the enforcing party's implied covenant of good faith and fair dealing; and

(d)
We are members of the Bar of the State of Illinois and we express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of Illinois.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. This opinion is being furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and, except as provided in the immediately preceding sentence, may not be relied upon by any other person or for any other purpose without prior written consent.

Very truly yours,
/s/ Gardner Carton & Douglas LLC